EXHIBIT 99.1

Accelerate Diagnostics Welcomes Dr. Charles Watts to its Board of Directors

TUCSON, Ariz., Nov. 16, 2017 (GLOBE NEWSWIRE) -- Accelerate Diagnostics, Inc. today announced the election of Charles Watts, M.D. to the company’s board of directors. His appointment is effective November 14, 2017.

Dr. Watts has held a number of clinical and administrative leadership positions at two renowned academic medical centers, Northwestern (Feinberg School of Medicine, Northwestern Memorial Hospital) and the University of Michigan, and with his training and extensive clinical career as a Pulmonary-Critical Care specialist, he adds a comprehensive background of clinical practice and healthcare administration to the company’s Board of Directors.

Dr. Watts served as Chief Medical Officer at Northwestern Memorial Hospital (NMH) and Associate Dean for Clinical Affairs at the Feinberg School of Medicine, Northwestern University from 2001 to 2011. He directed the quality and patient safety programs and was responsible for oversight and support of the clinical programs at NMH, which was recognized as a national leader in quality of care by the University Health System Consortium and Leapfrog, among others. His teaching activities included courses at Kellogg (Introduction to the American Healthcare System) and the Masters Program in Patient Safety.

Prior to his tenure at Northwestern, Dr. Watts served as Chief of Clinical Affairs and Associate Dean at the University of Michigan Medical Center. While at Michigan he was Medical Director of Critical Care and actively involved in a number of multi-center critical care research projects including the Acute Respiratory Distress Syndrome (ARDS) Network and the development and implementation of the APACHE score, a nationally used tool for measuring severity of illness and predicting outcomes in critically ill patients. He received his undergraduate and medical degrees from the University of Michigan. His research interests have included severity adjustment in the ICU, quality improvement measurement, and acute respiratory distress syndrome. He has also served as Executive in Residence for the Health Management Academy, as an active faculty member of a nationally based Physician Leadership Program.

Dr. Watts has served as a Director of Providence Health and Services (Seattle, Washington) from 2012 to 2016 where he chaired the Quality and Patient Safety Improvement Committee, and recently served as a Trustee of Swedish Health Services, Inc. until June of this year. He currently serves as a Trustee on the Institute for Systems Biology Board (Seattle, Washington).

“Chuck brings a career of valuable experiences to our board that complements our current team. His experience as a CMO of leading health care providers will enhance our ability to continue building consensus around the essential value of our innovative technology,” said Chairman, John Patience. “In addition to bolstering a significant impact with key decision makers in the C-Suite, his broad clinical experience will be invaluable to our strategic marketing and R&D teams in mapping out future products.”

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq:AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenge of antibiotic resistance and healthcare-associated infections. The company recently obtained FDA marketing authorization for antimicrobial susceptibility testing direct from positive blood culture samples using its Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit. The system and kit leverage proprietary molecular identification methods and morphokinetic cellular analysis (MCA) to provide minimum inhibitory concentrations for a range of applicable antibiotics. The fully-automated system is designed to eliminate the lengthy culture and sample preparation steps required prior to antimicrobial susceptibility testing. Recent market studies suggest the solution offers results 1-2 days faster than conventional methods, enabling clinicians to optimize antibiotic selection, dosage, and infusion strategy specific to the individual patient and their infection.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products or technology, visit axdx.com.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, about our projections as to when certain key business milestones may be achieved, such as the ongoing commercial launch, demand, and potential of our products or technology, the growth of the market, our estimates as to the size of our market opportunity and potential pricing, our competitive position and estimates of time reduction to results, and our future development plans and growth strategy. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Information about the risks and uncertainties faced by Accelerate Diagnostics is contained in the section captioned “Risk Factors” in the company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 28, 2017, and in any other reports that we file with the Securities and Exchange Commission from time to time. The company’s forward-looking statements could be affected by general industry and market conditions. Except as required by federal securities laws, the company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

Investors May Contact:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100

investors@axdx.com

Reporters May Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100

achasteen@axdx.com